CTPartners Executive Search Inc. Completes Acquisition of Austrian-based Neumann
NEW YORK--December 1, 2014-- CTPartners Executive Search Inc. (NYSE MKT:CTP), a leading executive search firm, today announced that it has completed its acquisition of Austrian-based Neumann, a leading executive search and leadership consulting firm. On October 15, 2014 the Company announced it had signed a Letter of Intent (LOI) to acquire Neumann.
The firm works in several key industries including: Industrial, Consumer, Life Sciences, Technology, Professional Services and Financial Services. Neumann’s consultants will increase CTPartners’ presence in key German-speaking markets, including Europe’s largest and fastest growing economy, Germany. Following this transaction, Neumann will be operating as CTPartners Neumann.
“Neumann provides us with recognition and expertise in the German-speaking markets while our global platform provides Neumann’s clients access in the North American, Latin American and Asian markets,” commented Brian Sullivan, CEO of CTPartners. “Our two businesses share common cultures and principles, we anticipate we will be able to join forces and ramp up quickly. The acquisition is consistent with our growth strategy of acquiring firms in targeted regions.”
About CTPartners
CTPartners is a leading global executive search firm that is designed to deliver in-depth expertise, creative strategies, and outstanding results to clients worldwide. Committed to a philosophy of partnering with its clients, CTPartners offers a proven track record in C-Suite, top executive, and board searches, as well as extensive experience in serving private equity and venture capital firms.
From its 44 offices in 24 countries, CTPartners serves clients with a global organization of more than 500 professionals and employees, offering expertise in board advisory services, key leadership functions, and executive recruiting services in the financial services, life sciences, industrial, professional services, retail and consumer, and technology, media and telecom industries.
CTPartners
William J. Keneally - Chief Financial Officer
216-682-3103
wkeneally@ctnet.com
EVC Group
Chris Dailey/Robert Jones - Investor Relations
646-445-4801
cdailey@evcgroup.com